Exhibit 10.1

This Agreement (hereinafter the “Agreement”) is made and entered into on this 18th day of January, 2011 between Constitution Mining Corp., a Delaware corporation with its address located at Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú ("CMIN") and Swiss Mining S.A., a limited liability company organized and incorporated under the laws of Perú with its address located at Camino Real 1225, San Isidro, Lima, Perú ("Swiss Mining").

R E C I T A L S

A.           WHEREAS, CMIN is the indirect beneficial owner of a 100% interest in certain claim applications, claims and assorted mining rights, including all obligations arisen therefrom, with respect to certain areas located in Perú as detailed in Exhibit A hereto (the "Properties");

B.           WHEREAS, Swiss Mining is engaged in the business of developing and, if justified, the alluvial mining of mineral resources;

C.           WHEREAS, CMIN desires to designate Swiss Mining to implement and carry out a small-scale test mining operation (“Test Mining Operation”) on the MIKA 2 concession located in the Peruvian Province of Datem del Marañon and District of Manseriche (the “MIKA 2 Concession”);

D.           WHEREAS, the parties desire to immediately begin a Test Mining Operation following a review of the findings CMIN has made respecting placer ore bodies located by means of drilling completed in 2010 within the MIKA 2 Concession; and

D.           WHEREAS, CMIN and Swiss Mining desire to set forth in this Agreement the basic terms of a Test Mining Operation with a view toward determining if an expanded agreement between the parties covering a larger area is justified based on the results of this exclusive Test Mining Operation on the MIKA 2 Concession.

NOW THEREFORE, in consideration of these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1    Test Mining Operation.  Swiss Mining shall assume all responsibility and liability for all work, services, labor, materials, equipment, supplies and other related costs necessary to implement a small-scale test mining operation on the MIKA 2 Concession. Swiss Mining shall be responsible for obtaining all consents, permits, licenses or other approvals required to carry out a small-scale test mining operation on the MIKA 2 Concession. CMIN shall assume all responsibility and liability for the exploitation of the land (means all necessary contracts and provisions with the affected land-owners).  The respective maps and drill logs attached hereto as Exhibit B (the “Records”) and will be a substantial part of the agreement. It is the understanding of both parties that the Records are accurate, but that there is no guarantee or any conclusions that can be drawn from the Records. However, all numbers in the agreement shall be based these Records.  Neither CMIN nor its directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) shall have any liability to Swiss Mining or its Representatives arising out of the receipt, use, operation or failure of the Records.

2   Allocations of Net Returns.  Swiss Mining will perform, at its own cost, a Test Mining Operation on the MIKA 2 Concession. It is anticipated that the costs related to the Test Mining Operation on the MIKA 2 Concession, which is expected to consist of approximately 150,000 cubic meters of placer material, will be US$ 425,000. All Net Returns (defined below) from the Test Mining Operation however derived shall first be allocated 30% to CMIN and 70% to Swiss Mining until the agreed upon costs of USD $425,000 are fully covered by Swiss Mining, provided the Test Mining Operation is being run.  Thereafter, all revenues from the sale or other disposition of ores, concentrates or minerals produced from the mineral properties arisen as from the MIKA 2 Concession ("Net Returns"), subject to Item 3 below, shall be allocated between the parties equally on the 50/50 basis. Within ten business days after the Test Mining Operation is  terminated, a final computation and determination shall be made as to which part of the Net Returns belongs to CMIN and to Swiss Mining respectively. The payment, which is computed in order to realize the distribution as outlined above, shall be made from the owing party to the entitled party within three further business days.

3    Allocation adjustment based on future gold price. The Allocation of Net Returns described in item 2 above is based on a gold price in the range of US$ 1300 to $1500 per ounce. If the price of Gold drops below $1300 or climbs above US$1500 per ounce for at least 5 consecutive business days, then the parties will negotiate an adjustment to the 70/30 split described in Item 2.

4     Term. The term of the Test Mining Operation shall be six (6) months or for so long thereafter as minerals are produced from the MIKA 2 Concession on a continuous basis. Notwithstanding, this Test Mining Operation may extent onto flow 1 and 3, if considered to be in the best interest of both parties and a separate and definitive agreement is entered into by the parties.

5      Reports by Swiss Mining. Swiss Mining shall maintain a true and correct set of records pertaining to the Test Mining Operation and provide written reports as may be requested from time to time by CMIN. CMIN may, upon request, audit any and all records of Swiss Mining relating to the Test Mining Operation.

6      Monitoring Activities.  CMIN shall have the right to monitor, at its own expense, all activities related to this Agreement that are performed by Swiss Mining or its subcontractors. This shall include, but not be limited to, the right to make site inspections at any time; to bring experts and consultants on site to examine or evaluate completed work or work in progress; to examine the books, ledgers, documents, papers, and records pertinent to this Agreement; and, to observe personnel in every phase of performance of the related work.

7      Compliance with Laws. Swiss Mining agrees to comply with all laws, rules and regulations, which have to be applied to the Test Mining Operation contemplated by this Agreement or arising out of the performance of any work or operation thereunder.

8       Investigation. CMIN will grant to Swiss Mining and its agents, attorneys and other advisors full and complete access to all of the records, data, research and other documents and materials relating to the Properties.  CMIN will be entitled, at its own expense, to have access to and to conduct appraisals of Swiss Mining’s equipment used for production within CMIN‘s concessions.

9       Publicity. The parties each agree that they will not make public statements regarding this Agreement without first consulting the other party hereto in order that any such public statement is jointly issued by the parties, except to the extent required by law or any securities exchange.  Swiss Mining is aware that CMIN is a public reporting company and will desire to make periodic news releases and regulatory filings as to the progress of the small scale test production.

10     Fees and Expenses. Each party pays for its own consultants.

11     Applicable Law. This Agreement shall be governed by the laws of Switzerland. Any expanded final mining agreement resulting from this test shall also be an agreement under the laws of Switzerland.

12     Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their successors and assigns, and may not be changed or amended without a written agreement to that effect.

13     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but which when taken together will constitute one and the same document.

Dated as of the date set forth above.

Swiss Mining S.A. By: /s/ Rafael Villarroel Mansilla Printed Name: Rafael Villarroel Mansilla Its: General Manager	Constitution Mining Corp. By: /s/ Michael Stocker Printed Name: Michael Stocker Its: CEO & President